UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2007

Openwave Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2100 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 480-8000

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On the date hereof, the Company is filing an amendment to its Annual Report on Form 10-K for the fiscal year ended June 30, 2006, to amend and restate the consolidated balance sheets as of June 30, 2006 and 2005, and the related consolidated statements of cash flows for each of the years in the three-year period ended June 30, 2006. Our decision to restate was made on May 10, 2007, based on the review of the impact of the error associated with classifying accrued interest receivable on our investments in “Cash and equivalents” on the consolidated balance sheet as opposed to “Prepaid and other assets.”

This misclassification in turn caused “Cash from operations” to be incorrect on the Company’s consolidated statements of cash flows. In addition, the Company is restating the consolidated statement of stockholders’ equity and comprehensive income for the fiscal year ended June 30, 2006 to properly reflect $1.2 million in currency translation adjustments for intangible assets related to the French subsidiary that uses the Euro as its functional currency. None of the above adjustments impacted net income or loss in any fiscal period.

In light of the restatement, Company’s management has concluded that the previously filed financial statements and other financial information for the fiscal years 2004, 2005 and 2006 should no longer be relied upon.

The Company’s management has discussed the matters disclosed in this current report on Form 8-K with KPMG, the Company’s independent registered public accounting firm, as well as with the Audit Committee of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPENWAVE SYSTEMS INC.

By:	/s/ Harold Covert
Name:	Harold (Hal) Covert
Title:	Executive Vice President and Chief Financial Officer

Date: May 10, 2007